Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of Westrock Coffee Holdings, LLC of our report dated March 11, 2022 relating to the financial statements of Westrock Coffee Holdings, LLC, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Little Rock, Arkansas
June 10, 2022